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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cimarex Energy Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CIMAREX ENERGY CO.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 20, 2009
9:30 a.m. Mountain Time
Sheraton Denver Downtown Hotel
1550 Court Place, Denver, Colorado 80202

AGENDA:

1.
Elect three Class I directors for terms expiring in 2012.

2.
Ratify the appointment of KPMG LLP as the independent auditors for 2009.

We will also transact any other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on March 24, 2009 are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT

Please take the time to vote by following the Internet or telephone voting instructions provided in this proxy statement. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Mary Kay Rohrer Corporate Secretary

Date: April 9, 2009

CIMAREX ENERGY CO.
PROXY STATEMENT

i

ii

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS – May 20, 2009

CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203-4518

We provide you with this proxy statement to solicit your vote at our 2009 Annual Meeting of Stockholders.

The Annual Meeting will be held at at 9:30 a.m. Mountain Time, at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado.

The proxy materials will be furnished to stockholders on or about April 9, 2009. All properly completed and delivered proxies will be voted at the Annual Meeting and at any adjournments or postponements of the Meeting. If you are a stockholder of record at the close of business on March 24, 2009, the record date, you may vote at the Annual Meeting, or at adjournments or postponements of the Meeting.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As permitted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide our stockholders with access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials, or the Notice, was mailed to most of our stockholders on or about April 9, 2009. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of proxy materials to be sent to them, by following the instructions in the Notice.

The Notice will also provide instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a more timely manner and will save us the cost of printing and mailing documents to you.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?

Stockholders holding shares of our common stock as of the close of business on March 24, 2009, may vote at the Annual Meeting, or at any adjournment or postponement of the Meeting. You have one vote for each share of common stock held as of the record date that may be voted on each proposal presented at the Annual Meeting.

How many shares of Cimarex common stock were outstanding on the record date?

At the close of business on March 24, 2009, the record date, there were 83,319,457 shares of common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only class of stock entitled to vote.

How do I vote?

You may vote by any of the following methods:

  •
  Vote on the Internet at the website for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

  •
  Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card.

  •
  If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.

  •
  You may attend and vote at the Annual Meeting. The Board recommends that you vote using one of the methods described above, as it is not practical for most stockholders to attend and vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

  •
  Voting at a later time by Internet or telephone;

  •
  Voting in person at the Annual Meeting;

  •
  Delivering to our Corporate Secretary, Mary Kay Rohrer, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518 a proxy with a later date or a written revocation of your proxy; or

  •
  Giving notice of revocation to the Inspector of Election at the Annual Meeting.

How do I vote if my shares are held in street name?

If your shares are held in the name of your broker, a bank, or other nominee, only your broker, bank or other nominee may execute a proxy and vote your shares. Please follow the instructions on the form you receive from your broker, bank or other nominee. You may vote by the Internet, in person or by telephone if your bank or broker makes those methods available in accordance with the instructions on the form. If you wish to vote your "street name" shares in person, you will need to obtain a document known as a "legal proxy" from your broker, bank or other nominee. Please contact your bank, broker, or other nominee if you wish to do so.

What happens if I do not specify a choice for a proposal?

You should specify your choice for each proposal, whether voting on the Internet, by telephone or on the proxy card. If you do not specify your choice, your shares will be voted "FOR" the election of

Cimarex director nominees and ratification of independent auditors and "AGAINST" any stockholder proposal.

How do I vote shares held in my 401(k) account?

Participants in the Cimarex 401(k) Plan ("401(k) Plan") who have shares of common stock credited to their plan account as of the record date will have the right to direct the 401(k) Plan trustee regarding how to vote those shares. The trustee will vote the shares in a participant's 401(k) Plan account in accordance with the participant's instructions or, if no instructions are received prior to May 18, 2009, the shares credited to that participant's account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions. Information as to how participants voted the shares credited to their 401(k) Plan account will not be disclosed to Cimarex.

What happens if other matters come up at the Annual Meeting?

We do not know of any other matters that will be voted on at the Annual Meeting. If other matters are properly presented, the proxy holders, F. H. Merelli, Cimarex's Chairman of the Board, Chief Executive Officer and President, and Paul Korus, Cimarex's Vice President, Chief Financial Officer and Treasurer, will vote your shares at their discretion.

Who will count the votes?

A representative of Continental Stock Transfer & Trust Company, our stock transfer agent, will act as the independent tabulator appointed by the Board of Directors and will count the votes and act as the Inspector of Election.

What is a "quorum"?

A "quorum" is a majority of the outstanding shares of common stock and is required to hold the Annual Meeting. A quorum is determined by counting shares of common stock present in person at the Annual Meeting or represented by proxy. If you submit a properly completed proxy, you will be considered part of the quorum even if you abstain from voting. Shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes") are treated as present for the purposes of determining a quorum.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders of Cimarex, persons holding proxies from stockholders who held Cimarex common stock on March 24, 2009, and invited guests of Cimarex.

How many votes must each proposal receive to be adopted?

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  With respect to Proposal 1, the election of directors, each nominee will be elected if the votes cast for the nominee exceed the votes cast against the nominee. Votes cast will not include broker non-votes or abstentions.

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  Proposal 2 for the ratification of independent auditors must receive the affirmative vote of a majority of the shares present and entitled to vote.

How are votes counted?

Votes are counted in accordance with our By-laws and Delaware law. A broker non-vote counts in determining a quorum but does not count in electing the directors or on Proposal 2. If a stockholder delivers a properly completed proxy but does not indicate how his or her shares are to be voted, the shares covered by such proxy will be included in determining if there is a quorum and will also be counted as votes "FOR" the election of our director nominees and ratification of independent auditors and "AGAINST" any stockholder proposal. Shares will not be voted at the Annual Meeting if a properly completed proxy covering those shares has not been received and the holder does not vote in person at the Annual Meeting.

How can I view the stockholder list?

You may view a stockholder list at the Annual Meeting or at our offices at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203 during ordinary business hours during the period May 10 through May 19, 2009.

Who pays for the proxy solicitation related to the Annual Meeting?

Cimarex does. In addition to sending you these materials, some of our directors and management may contact you by telephone, mail, e-mail or in person. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of distributing the proxy materials.

If I want to submit a stockholder proposal for the 2010 Annual Meeting, when is it due?

If you want to submit a proposal for possible inclusion in next year's proxy statement, you must submit it in writing to the Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995 and facsimile (303) 295-3494. Cimarex must receive your proposal on or before December 5, 2009. Cimarex will consider only proposals meeting the requirements of the applicable rules of the SEC.

If a stockholder wants to bring any matter before the 2010 Annual Meeting that is not included in the 2010 Proxy Statement, the stockholder must provide written notice of the matter between February 9, 2010 and February 19, 2010. If the 2010 Annual Meeting is held more than 30 days before or after May 20, 2010, then the stockholder's written notice must be received not later than the close of business on the tenth day following the day on which the notice of the date of the 2010 Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

PROPOSAL 1. ELECTION OF DIRECTORS

Our current Board of Directors consists of nine members. The Board has noted with sadness the passing in July 2008 of Cortlandt S. Dietler, a Class II director who had been a director of Cimarex since its inception and prior to that was a director of one of Cimarex's predecessor companies since its inception.

The Board is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

The terms of the three Class I directors, Jerry Box, Paul D. Holleman and Michael J. Sullivan, will expire at the 2009 Annual Meeting.

Unless instructed otherwise, the proxies will be voted "FOR" the election of each of the Class I nominees to serve for three years or until his successor is elected and qualifies. If prior to the Annual Meeting a nominee becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board of Directors or its Nominating Committee. As of the mailing of these proxy materials, the Board of Directors knows of no reason why any director nominee would not be available to serve as a director.

Information concerning the nominees recommended by our Nominating Committee and nominated by our Board of Directors, as well as each of our continuing directors, is set forth below.

NOMINEES FOR DIRECTORS

Class I Directors – Terms Expiring in 2009

Jerry Box	Director Since 2005
Retired President and COO Oryx Energy Company Age – 70

Member – Compensation and Governance Committee

Chairman of Magnum Hunter Resources, Inc. from October 2004 until June 2005, and a director of Magnum Hunter Resources from March 1999 to June 2005. Mr. Box served as President, COO and a director of Oryx Energy Company from February 1998 to March 1999. He had previously held a number of managerial and executive positions with Oryx Energy and its predecessor company, Sun Oil Company. Currently, director and chairman of the board of Newpark Resources, Inc., The Woodlands, Texas, an oilfield services company traded on the New York Stock Exchange (NYSE).

Paul D. Holleman	Director Since 2002
Retired Partner Holme Roberts & Owen LLP Age – 77

Member – Audit Committee

Senior partner of Holme Roberts & Owen LLP, a Denver law firm, until 2000, when he retired. At Holme Roberts, he served as legal counsel to Key Production Company, Inc., a predecessor to Cimarex, and other oil and gas companies. Other positions in his 40 years with Holme Roberts included Chairman of the Natural Resources Department and member of the executive committee.

Michael J. Sullivan	Director Since 2002
Partner Rothgerber, Johnson & Lyons LLP Casper, Wyoming Age – 69

Lead Director
Member – Audit Committee

Member of the Denver law firm, Rothgerber Johnson & Lyons LLP, since 2001, most recently as partner in the Casper office. United States Ambassador to Ireland from 1998 until 2001. Practiced law with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Governor of Wyoming from 1987 through 1995. Director of Kerry Group plc, a global food and food ingredients producer headquartered in Tralee, Ireland; director and member of Corporate Social Responsibility committee and governance committee of Allied Irish Bank Group, Dublin, Ireland; director and member of the governance committee of First Interstate BancSystem, Billings, Montana and director and member of the compensation and governance and audit committee of Slatten Construction, Inc., Great Falls, Montana.

Each director will be elected if he receives more "FOR" votes than "AGAINST" votes. Our Board of Directors recommends a vote "FOR" all nominees.

CONTINUING DIRECTORS

Class II Directors – Terms Expiring in 2010

Hans Helmerich	Director Since 2002
President, CEO, Director Helmerich & Payne, Inc. Tulsa, Oklahoma Age – 50

Member – Compensation and Governance Committee

Director of Helmerich & Payne, Inc. since 1987. President and Chief Executive Officer of Helmerich & Payne, Inc. since 1989. Director of Atwood Oceanics, Inc., Houston, Texas, an international offshore drilling company, and Trustee of The Northwestern Mutual Life Insurance Company.

Harold R. Logan, Jr.	Director Since March 2009
Co-Founder, Director Basic Materials and Services LLC Denver, Colorado Age – 64

Member – Audit Committee

Co-Founder and director of Basic Materials and Services LLC (Denver, Colorado), a privately held company founded in 2007 that invests in companies providing specialized services for the pipeline construction and sand/silica industries. Mr. Logan was a Co-Founder of TransMontaigne (Denver, Colorado) in 1995 and Chief Financial Officer, Executive Vice President, Treasurer and a director through 2002. From 1987 to 1995, he was Senior Vice President/Finance, Chief Financial Officer and a director of Associated Natural Gas Corporation. Prior to that Mr. Logan was with Dillon Read & Co. Inc. and Rothschild, Inc. Mr. Logan currently serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and as a director of Graphic Packaging Corporation, both NYSE companies. He is also a director of Hart Energy Publishing LLC, a private company that publishes the Oil & Gas Investor magazine and other energy publications.

Monroe W. Robertson	Director Since 2005
Private investor Age – 59

Chairman – Audit Committee

Currently a private investor. Mr. Robertson was with Key Production Company, Inc., a company acquired by Cimarex in 2002, for 10 years until retirement in March 2002. While with Key, he held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer. Director, chairman of the audit committee and member of the compensation and nominating committee of Basic Earth Science System, Denver, Colorado, an independent exploration and production company.

Class III Directors – Terms Expiring 2011

David A. Hentschel	Director Since 2002
Retired Chairman and CEO Occidental Oil and Gas Corporation Age – 75

Member – Compensation and Governance Committee

Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1997 until 1999, when he retired. President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Director of Nexen Inc., a global energy company located in Calgary, Alberta, Canada.

F. H. Merelli	Director Since 2002
Chairman of the Board, CEO, President Cimarex Energy Co. Denver, Colorado Age – 73

Chairman of the Board, Chief Executive Officer and President of Cimarex since September 30, 2002. Chairman and Chief Executive Officer of Key Production Company, Inc. from September 1992 to September 30, 2002 and President from March 2002 until September 30, 2002 and from September 1992 to September 1999. Director and member of audit committee of Apache Corporation, Houston, Texas, an exploration and production company traded on the NYSE.

L. Paul Teague	Director Since 2002
Retired Executive Texaco USA Age – 74

Chairman – Compensation and Governance Committee

With Texaco Exploration & Producing Inc. for 35 years until retirement in 1994. Held the positions of Vice President, Western Region; Division Manager of the New Orleans Division, Eastern Producing Department; Vice President, New Orleans Producing Division of Texaco USA; and Vice President, Producing Department, Texaco USA in Houston.

PROPOSAL 2. RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP to audit our financial statements for 2009. KPMG LLP has been our independent auditors since October 1, 2002.

We are asking that stockholders ratify the appointment of KPMG LLP as independent auditors. If stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider this appointment. A KPMG LLP representative will be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

A majority of the shares present and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as Cimarex's independent auditors for 2009. The Board of Directors recommends a vote "FOR" the ratification of KPMG LLP as Cimarex's independent auditors for 2009.

See Independent Registered Public Accountants for information regarding auditor fees and services and the Audit Committee Report.

 CORPORATE GOVERNANCE

Prudent corporate governance is critical for the trust and confidence of employees, suppliers, business partners, and stockholders. Cimarex corporate governance is based on high ethical standards and the awareness that our actions must be based on the best interests of the stockholders.

Independence of Board Members

Our Corporate Governance Guidelines require that a majority of our Board of Directors be independent as defined by applicable laws, rules, regulations and listing standards. We comply with the criteria for independence established by the New York Stock Exchange (NYSE) listing requirements and other governing laws and regulations. Based upon NYSE standards, all Board members are independent, except the Chairman of the Board, who is also our Chief Executive Officer and President.

Our Board annually reviews the status of each director to confirm that the director meets the independence standards. If any relationship exists that is not covered by these standards, the Board determines whether the relationship is material and whether the director should be deemed independent. The Board may determine independence if it finds that the director is independent of management and free from any relationship that would interfere with the director's independent judgment.

Our Code of Business Conduct includes provisions pertaining to conflicts of interest. The Code provides that no relationship involving a director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial shall be a conflict of interest within the meaning of the Code.

Applying our Corporate Governance Guidelines and our Code of Business Conduct, the Board has affirmatively determined that each of our current directors, with the exception of our Chairman and Chief Executive Officer, F. H. Merelli, has no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is independent under our Corporate Governance Guidelines, Code of Business Conduct and the listing standards of the NYSE. Our Audit, Compensation and Governance, and Nominating Committees are comprised entirely of independent directors.

Meetings and Executive Sessions of the Board of Directors and its Committees

During 2008, our Board of Directors held four meetings. Our Board has an Audit, a Compensation and Governance and a Nominating Committee. During 2008, the Audit Committee met nine times and the Compensation and Governance Committee met four times. The Nominating Committee met once in 2008. Each director attended at least 75 percent of the Board meetings and the meetings of each committee on which he served.

The non-management members of the Board and its Committees meet from time to time in executive session. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. During 2008 the non-management directors met four times in executive session, the non-management members of the Audit Committee met in executive session four times, and the non-management members of the Compensation and Governance Committee met in executive session four times.

Each year the directors select a lead director to preside over Board executive sessions. The lead director may not be the chairman of either the Audit Committee or the Compensation and Governance Committee. Mr. Holleman served as lead director during 2008. On December 5, 2008, the Board selected Mr. Sullivan to serve as lead director for 2009.

 Director Attendance at the Annual Meeting

The Board encourages all directors to attend the Annual Meeting, and all of our directors attended our 2008 Annual Meeting.

Board Committees

The Board of Directors has established three standing committees to assist in carrying out its duties: the Audit Committee, the Compensation and Governance Committee and the Nominating Committee. Each committee has adopted a charter that complies with the corporate governance rules adopted by the SEC and the NYSE listing standards.

Audit Committee

Members	Functions of Committee
Monroe W. Robertson, Chairman†	•	Appoints independent auditors
Paul D. Holleman Harold R. Logan, Jr.†	•	Approves nature and scope of services of independent auditors and reviews range of fees for such services
Michael J. Sullivan	•	Oversees Cimarex's internal audit function
†Financial Expert	•	Reviews qualification and independence of independent auditors
	•	Monitors integrity of Cimarex's financial statements
	•	Monitors compliance with legal and regulatory requirements

The Audit Committee consists of three non-employee directors who meet the NYSE standards of independence and financial literacy, and the chairman of the Committee qualifies as a "financial expert" as defined by the SEC. No Audit Committee member serves on more than three audit committees of public companies, including Cimarex's Audit Committee. Cimarex maintains an internal audit department to provide management and the Audit Committee with ongoing assessments of Cimarex's system of internal controls.

Cimarex's independent auditor reports directly to the Audit Committee. The Audit Committee provides an open avenue of communication between the internal auditors, the independent auditor and the Board. Interested parties may contact the Audit Committee members by following the process outlined under Process for Communication with the Board in this Corporate Governance section.

Compensation and Governance Committee

Members	Functions of Committee
L. Paul Teague, Chairman	Compensation Functions
Jerry Box Hans Helmerich	•	Recommends CEO and executive officer compensation for approval by Board
David A. Hentschel	•	Recommends director compensation for approval by Board
	•	Reviews and recommends to the Board for approval the Compensation Discussion and Analysis disclosure
	•	Determines amount and terms of equity awards
	•	Reviews and approves long-term incentive plans
Governance Functions
	•	Oversees evaluation of performance of the Board, its committees and the CEO
	•	Oversees corporate governance
	•	Develops plans for managerial succession

The Committee consists of four independent, non-employee directors. All of the Committee members have extensive executive experience in administering compensation for oil and gas exploration and production companies.

Compensation Functions. The Committee establishes and administers our executive compensation program. The Committee recommends for approval by the independent directors compensation to be paid or delivered to the CEO and the executive officers named in the Summary Compensation Table in this proxy statement (referred to throughout this document as the "NEOs"). The outside directors (as defined by Internal Revenue Code (IRC) §162(m)) of the Committee approve performance standards for the plans.

The Committee uses the services of a compensation consultant for research and advice regarding the form and amount of executive and director compensation. Our Vice President of Human Resources also reviews and analyzes the compensation practices of peer group companies and presents this information to the Committee. The CEO communicates with the Committee regarding performance of the NEOs and makes recommendations regarding base salary, annual cash incentive awards and long-term equity incentive awards (see Compensation Discussion and Analysis).

The Committee's compensation consultant performs executive compensation services only at the request of the Committee and does not perform services for management. In 2008, the Committee engaged Longnecker & Associates as its compensation consultant.

Compensation and Governance Committee Interlocks and Insider Participation. Hans Helmerich, a member of the Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002. Cimarex was formed on February 14, 2002 as a wholly owned subsidiary of Helmerich & Payne, Inc. for the purpose of facilitating the spinoff by Helmerich & Payne of its oil and gas exploration and production business. Cimarex became a publicly-held company on September 30, 2002, at which time Mr. Helmerich resigned as an executive officer.

Governance Functions. The Committee develops and recommends to the Board corporate governance principles. The Committee oversees the process of annual performance evaluations for the Board and each committee, reviews and makes recommendations regarding Cimarex's Corporate Governance Guidelines and provides recommendations regarding director education programs.

Nominating Committee

Members	Functions of Committee
Michael J. Sullivan, Chairman Jerry Box Hans Helmerich David A. Hentschel	•	Determines desired board skills and attributes. Recommends individuals to Board for nomination, election or appointment as members of the Board and its committees
Paul D. Holleman Harold R. Logan, Jr. Monroe W. Robertson Michael J. Sullivan	•	Recommends candidates to serve on the Board and to stand for election at annual meeting of stockholders or to fill vacancy occurring between meetings
L. Paul Teague	•	Recommends Committee appointments
	•	Sole authority to retain and terminate any search firm to identify director candidates

The Nominating Committee is comprised of all independent directors. The Committee identifies and reviews the qualifications of candidates for Board membership and determines the desired qualifications, including (a) personal and professional ethics, (b) integrity and values, (c) commitment to the long-term interest of the stockholders, (d) a mix of characteristics and diverse experiences, perspectives and skills appropriate to our business and (e) familiarity or experience in the oil and gas exploration and production business.

Each director nominee is evaluated on individual merit, experience and potential to contribute to the effectiveness of the Board. Although all the current directors have extensive oil and gas experience, either as company executives or attorneys, their experience is with companies with widely different operating strategies. This diversity and depth of experience provides our Board with an important capacity to execute its duty of oversight and guidance.

The Committee will consider nominees recommended by stockholders. For the 2009 Annual Meeting, the Committee did not receive nominations from any stockholder prior to the deadline for stockholder nominations. Stockholders who wish to nominate persons for election as directors at the 2010 Annual Meeting must submit a timely written notice complying with Cimarex's By-laws to Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, facsimile (303) 295-3494. To be timely, the stockholder's written notice must be received between February 9, 2010 and February 19, 2010. If the 2010 Annual Meeting is held more than 30 days before or after May 20, 2010, the written notice must be received no later than the close of business on the tenth day after we mail Notice of the Annual Meeting to our stockholders.

Board/Committee Evaluations

During 2008, the Board of Directors and each committee participated in a self-assessment or evaluation of the effectiveness of the Board and its committees.

Director Education

Cimarex encourages director participation in seminars and conferences and other opportunities for director education. In 2008, a majority of our directors attended an educational program designed by National Association of Corporate Directors, a nationally recognized board educational organization. Each of our directors is a member of that organization. We subscribe and make available to our Committee members various informational and educational newsletters and online services.

Service on Boards of Other Public Companies

Cimarex does not prevent directors from simultaneously serving on other public company boards. Our Corporate Governance Guidelines recommend that (i) the CEO serve on the Board of no more than three public companies, including Cimarex, and (ii) all other directors serve on the Board of no more than five public companies, including Cimarex. All directors comply with this guideline.

Director and Management Stock Ownership

The Corporate Governance Guidelines provide that each non-management director is expected to own Cimarex stock in an amount equal to three times his annual Board cash retainer, the CEO is expected to own stock in an amount equal to five times his annual base salary, and each executive officer who reports to the CEO is expected to own stock in an amount equal to three times his annual base salary. Restricted stock, restricted stock units, deferred compensation units and performance awards are counted in calculating ownership, but shares subject to options are not counted.

Corporate Governance Guidelines and Code of Ethics

The Corporate Governance Guidelines address matters such as qualifications of directors, standards for independence of directors, election of directors, responsibilities of directors, limitation of service on other public company boards, number and structure of Board committees, conduct and frequency of

Board and committee meetings, Board evaluation, management succession, director access to management, counsel and advisors, and board orientation and education. The Board of Directors, both directly or through the Compensation and Governance Committee, reviews and revises as necessary the Corporate Governance Guidelines.

Cimarex has adopted a code of ethics, known as the "Code of Business Conduct," that applies to all directors, officers and employees. The Code of Business Conduct is a guideline that promotes honest and ethical conduct, maintains a corporate climate in which integrity and dignity of each individual is valued, assures compliance with laws and assures proper use of Cimarex's assets. Cimarex will post on its website all waivers to or amendments to its Code of Business Conduct that are required to be disclosed by applicable law and rules of the NYSE listing standards. Currently, Cimarex does not have nor does it anticipate any waivers to or amendments of its Code of Business Conduct.

Web Access

Cimarex provides access through its website (www.cimarex.com) to the following information:

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  Audit, Compensation and Governance, and Nominating Committee charters

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  Corporate Governance Guidelines

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  Code of Business Conduct

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  Complaint and Reporting Procedures

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  Section 16 reports

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  Biographical information of our directors and executive officers

Process for Communication with the Board

Interested parties may communicate with our Board by mail directed to our Corporate Secretary or by calling our Confidential Hotline (1-866-519-1898). All communications will be forwarded to the 2009 lead director, Michael J. Sullivan, for his review. The lead director may take any action deemed appropriate or necessary, including retaining independent or outside counsel, accountants or other advisors. No adverse action will be taken against any individual making any such communication to the lead director.

OUTSIDE DIRECTOR COMPENSATION

Overview

Our director compensation program is designed to attract and retain individuals who are experienced and knowledgeable in the oil and gas industry. Director compensation is only paid to outside (non-management) directors.

Our Compensation and Governance Committee ("Compensation Committee" or "Committee") administers our director compensation program. Director compensation is designed to be near the 50th percentile of that paid by comparable public oil and gas companies with similar market capitalization and revenue. We use the same group of companies in reviewing director compensation as we use in reviewing executive base salary and total compensation. See Comparison Groups under Compensation Discussion and Analysis for a list of the companies and the methodology followed in selecting the companies.

Determination of Director Compensation

Our Committee is sensitive to the potential for a perceived conflict of interest in setting director compensation. To minimize the potential for a perceived conflict of interest, the Committee uses a compensation consultant to evaluate and recommend director compensation. In 2008, the Committee engaged Longnecker & Associates to review director compensation.

Within general guidelines provided by the Committee, the compensation consultant reviews director compensation each year and recommends appropriate changes. The review of director compensation is principally based on public information about comparison group compensation.

The Committee, after reviewing the consultant's recommendations with the CEO and Vice President of Human Resources, recommends director compensation for Board consideration and approval at the annual May board meeting. Director compensation is determined and paid for the 12-month period beginning with the date of Cimarex's annual meeting and ending on the following annual meeting date.

Director Compensation

To align the interest of stockholders and our directors, total annual director compensation consists of approximately two-thirds equity awards and one-third cash retainer. The following represents the annual retainer and fee structure set at the 2008 annual meeting:

Equity Retainer	$135,000
Annual Cash Retainer	$50,000
Committee Chair	$18,750
Attendance at Board Meeting	$1,800
Attendance at Committee Meeting	$1,500
Lead Director per Meeting Fee	$1,500

The equity retainer is in the form of restricted stock that vests over three years in one-third increments. Directors annually receive a number of shares of restricted stock based on a fixed cash value, currently $135,000. The number of shares is determined by dividing $135,000 by the average of the highest and lowest prices of Cimarex stock on the date of grant.

We reimburse directors for reasonable transportation and accommodation expenses to attend Board and committee meetings. In lieu of reimbursement of travel expenses, some directors may occasionally travel to or from Board and Committee meetings on the Cimarex aircraft.

2008 Director Compensation

The following table sets forth compensation paid in 2008 to all individuals who served as directors in 2008.

Name	Annual Cash Retainer and Meeting Fees(1)	Stock Awards(2)(3)	Dividends on Restricted Stock	Total
Jerry Box	$63,400	$110,803	$1,122	$175,315
Glenn A. Cox(4)	$5,500	$222,229	$594	$228,323
Cortlandt S. Dietler(5)	$56,000	$274,006	$594	$330,600
Hans Helmerich	$63,400	$109,534	$1,973	$174,907
David A. Hentschel	$63,400	$109,534	$1,131	$174,065
Paul D. Holleman	$75,400	$109,534	$1,131	$186,065
Monroe W. Robertson	$88,650	$111,784	$1,119	$201,553
Michael J. Sullivan	$64,600	$109,534	$1,973	$176,107
L. Paul Teague	$82,150	$109,534	$1.570	$193,254
(1)
Represents fees earned for services as a director during 2008, including the annual cash retainer fee, Board and Committee meeting attendance fees, chairmanship fees and lead director fee.

(2)
Represents the amounts recognized for financial reporting purposes in accordance with SFAS No. 123R for the year ended December 31, 2008, related to restricted stock awards made pursuant to our 2002 Stock Incentive Plan. These amounts include awards granted during and before 2008 and reflect the proportionate amount of compensation for 2008 based on the time vesting terms of the awards and the fair market value of the awards on the date of grant. Further discussion regarding the underlying awards is included in Note 8 to Cimarex's audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008.

  The grant date fair value calculated in accordance with SFAS No. 123R of the 1,895 shares of restricted stock granted to each of the named directors, except Glenn A. Cox who did not stand for re-election in 2008, was $135,000.

(3)
The following table discloses the aggregate number of stock awards and option awards outstanding at December 31, 2008.

Director	Stock Awards		Option Awards
Jerry Box	4,479		0
Glenn A. Cox	0		10,000
Cortlandt S. Dietler	0		0
Hans Helmerich	8,838	*	10,000
David A. Hentschel	4,479		10,000
Paul D. Holleman	4,479		20,000
Monroe W. Robertson	4,479		0
Michael J. Sullivan	8,838	*	10,000
L. Paul Teague	6,308	*	10,000
    *
    Messrs. Helmerich and Sullivan's holdings consist of deferred compensation units, and Mr. Teague's holdings include 1,829 deferred compensation units.

(4)
Mr. Cox did not run for re-election at Cimarex's May 2008 annual meeting.

(5)
Mr. Dietler died in July 2008.

Deferred Compensation Plan for Outside Directors

In May 2004, we adopted a deferred compensation plan for outside directors. The plan provides that a director may defer all or any portion of his compensation paid in cash or restricted stock for services as a director. In addition, a director may elect to defer accelerated vesting of restricted stock.

All deferred cash amounts earn interest through the date paid. The rate of interest earned for a calendar quarter is based on the average 10-year U.S. Treasury note rate for the immediately preceding calendar quarter, plus one percent. Cash dividends are paid on deferred compensation units.

Deferred compensation is distributed on the date specified by the director in his election. Upon a "change of control" within the meaning of Internal Revenue Code Section 409A, all account balances will be fully vested and paid in a single lump sum within 30 days. Otherwise, account balances shall be paid in accordance with a director's election. The definition of a change-in-control event is the same as the definition under the Cimarex 2002 Stock Incentive Plan. See Potential Payments upon Change in Control or Termination.

Acceleration of Vesting of Awards

The agreements granting stock and option awards to the directors provide for acceleration of vesting in the event of death, disability or a change-in-control event, as defined in the 2002 Stock Incentive Plan. The 2002 Stock Incentive Plan also grants the Compensation and Governance Committee the authority to accelerate the vesting or payment of an award. In May 2008, the Committee, in recognition of Mr. Cox's service to the Board and to the Audit Committee, accelerated the vesting of 2,584 shares of unvested restricted stock upon his retirement from the Board. Upon Mr. Dietler's death in July 2008, 4,479 shares of unvested restricted stock vested in accordance with the terms of his restricted stock award agreements.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our principal business objective is to profitably grow our proved reserves and production for the long-term benefit of our investors. The executive compensation program is designed to retain the experienced professionals that we need to attain our business objectives and to align their interests with our stockholders.

Overview

Our executive compensation program focuses on three principal elements:

  •
  Base salary

  •
  Annual cash incentive awards

  •
  Long-term equity incentive awards

We strive to pay a base salary and total compensation that are competitive with our peers. Annual cash incentive awards are at risk and are intended to reward overall financial and operational performance. Our long-term equity awards are intended to be retentive, encourage executive stock ownership and reward executives for three-year relative stock price performance.

We do not consider benefits under our 401(k) defined contribution plan, non-qualified supplemental savings plan, perquisites or post-termination benefits as principal elements of our executive compensation program. See Other Compensation and Potential Payments upon Change in Control or Termination for more discussion regarding these benefits and why they are not a material part of executive compensation decisions. We do not specifically allocate a fixed portion of compensation between cash and equity-based compensation or between annual and long-term incentive compensation. We do not have a policy for recovery of performance-based compensation if we were required to restate our financial statements.

Roles and Responsibilities

Our Compensation and Governance Committee ("Compensation Committee" or "Committee") designs and administers our executive compensation program. The Committee develops the overall philosophy, objectives, structure and pay guidelines and, for elements that are dependent upon quantifiable measures, develops formulas to determine the awards. The Committee uses the services of an outside consultant, Longnecker & Associates, to help carry out its responsibilities, especially in the area of program design and compensation levels. Longnecker does not perform services for management. Our Vice President of Human Resources also assists the Committee with the design and implementation of our compensation program.

Our CEO plays a significant role in the executive compensation process. Because the CEO has close day-to-day association with the other NEOs and operation of Cimarex, the Committee considers the CEO's involvement essential. The CEO provides the Committee with an oral annual assessment of Cimarex's overall financial and operational performance. He evaluates individual NEO performance and recommends base salary adjustments, annual cash incentive awards and long-term equity incentive awards. The CEO considers subjective factors that may include scope of responsibility, contribution to company performance, technical competence, managerial skills, and advancement potential. The Committee has discretion to accept, reject or modify the CEO's recommendations.

The Committee's final recommendations of executive compensation are based upon:

  •
  review of competitive data;

  •
  review of factors deemed relevant by the Committee to determine an annual cash incentive pool available for distribution;

  •
  informal, subjective and confidential review of the CEO's performance;

  •
  review of the CEO's recommendations regarding compensation for the NEOs; and

  •
  consideration of internal pay equity.

The Committee relies upon its collective judgment and considers length of service and subjective information including experience, consistent performance and available competitive alternatives for our executive officers. The Committee, through its Chairman, delivers its final recommendations for approval by the independent members of the Board of Directors.

Objectives of our Executive Compensation Program

Our program provides a competitive compensation package, promotes our pay-for-performance philosophy and aligns the interests of our executives and stockholders by:

  •
  Offering competitive compensation. We pay a base salary and total compensation that are competitive with compensation practices of companies that we compete with for talent.

  •
  Rewarding company performance. We align our annual cash incentive awards with company performance. Our program design does not include designated individual personal performance objectives.

  •
  Aligning the interests of our executives with those of our stockholders. Our long-term equity incentive awards encourage executive stock ownership and reward executives for above-average relative stock price performance.

Comparison Groups

We use comparison group information as a resource in reviewing and making annual base salary adjustments and as a point of reference when reviewing total compensation. We use a second comparison group to determine the peer stock performance factor in determining the number of performance shares that vest under our long-term incentive awards and, for the years 2006 through 2008, in determining Cimarex's relative stock price performance in calculating the annual cash incentive pool. The Compensation Committee reviews and approves both comparison groups.

Our base salary and total compensation peer group ("Compensation Peer Group") consists of companies in our industry with market capitalization and revenue similar to ours. In 2008, the companies selected had market capitalizations ranging from $1 billion to $13 billion and/or revenue ranging from $700 million to $3 billion. Each year, the Committee, with the assistance of its compensation consultant, reviews the Compensation Peer Group. Our 2008 Compensation Peer Group was comprised of:

2008 Compensation Peer Group

Cabot Oil & Gas Corp.	Pioneer Natural Resources Co.
Denbury Resources Inc.	Quicksilver Resources Corp.
EXCO Resources, Inc.	Range Resources Corp.
Newfield Exploration Co.	Southwestern Energy Co.
Noble Energy, Inc.	St. Mary Land & Exploration Co.
Petrohawk Energy Corporation	Whiting Petroleum Corp.

We use a second comparison group to determine our relative stock price performance in determining the number of shares of performance awards to be made to our CEO and NEOs ("Stock Performance Peer Group"). At the December 2008 Committee meeting, the Committee made a change in the index used to determine the companies in the Stock Performance Peer Group. The Stock Performance Peer Group for the 2006, 2007 and 2008 performance awards was comprised of companies in the Dow Jones U.S. Exploration & Production Index. The Committee determined that this index no longer consisted of a sufficient number of representative companies and that a larger and more representative group of companies was needed for purposes of calculating Cimarex's relative stock price performance under the awards granted on January 2, 2009. For these performance awards, the companies listed on the S&P 400 Oil and Gas Exploration index and the S&P 500 Oil and Gas Exploration index will constitute the Stock Performance Peer Group. Cimarex is one of the companies listed in the S&P 400 Oil and Gas Exploration index.

The peer companies applicable for calculating relative stock price performance for performance awards made in 2006, 2007 and 2008 consisted of:

2006, 2007 and 2008 Stock Performance Peer Group

Anadarko Petroleum Corporation	Meridian Resource Corp.
Apache Corporation	Newfield Exploration Company
Cabot Oil & Gas Corporation	Occidental Petroleum Corporation
Chesapeake Energy Corporation	Pioneer Natural Resources Co.
Devon Energy Corp.	Stone Energy Corporation
EOG Resources Inc.	XTO Energy Inc.
Forest Oil Corp.

The peer companies applicable for calculating relative stock price performance for the performance awards made in 2009 consisted of:

2009 Stock Performance Peer Group

S&P 400 Oil and Gas Exploration Index:	S&P 500 Oil and Gas Exploration Index:
Bill Barrett Corp.	Anadarko Petroleum Corp.
Comstock Resources Inc.	Apache Corp.
Denbury Resources Inc.	Cabot Oil & Gas Corp.
Encore Acquisition Co.	Chesapeake Energy Corp.
Forest Oil Corp.	Devon Energy Corp.
Mariner Energy Inc.	EOG Resources Inc.
Newfield Exploration Co.	Noble Energy Inc.
Plains Exploration & Production Co.	Pioneer Natural Resources Co.
Quicksilver Resources Corp.	Range Resources Corp.
Southwestern Energy Co.
XTO Energy Inc.

Key Elements of our Compensation Program

Base Salary

Our goal is to pay base salaries that are competitive with those paid for similar executive positions by other companies in our Compensation Peer Group. See Comparison Groups above for a list of the companies in our 2008 Compensation Peer Group. The Committee's consultant compiles comparative salary data for presentation to the Compensation Committee. In May of each year, the Committee recommends to the independent members of the Board for their approval base salary adjustments to be effective on June 1.

The salary range information is historical and is obtained from information in publicly-filed proxy statements and surveys. We analyze positions in companies in the Compensation Peer Group that have responsibilities similar to each of Cimarex's executive positions. We also use compensation rank order as part of the analysis. Because the data is about twelve months old at the time it is available, we also ask the consultant to adjust the data to estimate current compensation for the Compensation Peer Group companies.

While the comparison market data provides guidance in making decisions on base salary adjustments, the Committee does not set compensation based on market data alone. The Committee also considers the CEO's recommendations, length of service and subjective information including experience, consistent performance and available competitive alternatives for our executive officers.

2008 CEO Base Salary Adjustment. The Committee considers whether the CEO's compensation is comparable to that of other CEOs in the Compensation Peer Group. Material factors that the Committee considers in its CEO compensation decisions include the CEO's industry experience, management development capabilities, Cimarex's history of growth in proved reserves and production and any extraordinary transactions occurring or challenges faced during the year.

In May 2008, the Committee and the independent members of the Board approved an approximate 11% increase in Mr. Merelli's salary to $850,000 from $766,000. The CEO's base salary is consistent with our internal pay equity guidelines that provide that the CEO's base salary should not exceed three times the base salary of the next highest compensated NEO.

2008 NEO Base Salary Adjustments. The Committee considers comparison group information and the CEO's recommendations. The CEO orally provides the Committee with subjective executive performance information for each NEO. The CEO considers contribution to company goals, advancement potential, managerial skills, technical competence, scope of responsibility and the overall performance of the company in making his base salary recommendations to the Committee. The Committee considers the CEO's recommendations and then exercises its judgment and discretion in making base salary recommendations to the independent members of the Board of Directors.

In May 2008, the Committee recommended and the Board approved base salary increases effective June 1, 2008 for the NEOs approximating 12 to 15%. Mr. Albi's salary was increased to $431,000 from $375,000; Mr. Bell's salary was increased to $357,000 from $310,000; Mr. Jorden's salary was increased to $468,000 from $407,000; and Mr. Korus' salary was increased to $420,000 from $375,000.

We estimate that our CEO's and other NEOs' 2008 base salaries ranged from the 74th to 83rd percentile when compared to similar positions at companies in our Compensation Peer Group. In general, an executive's salary reflects his area of responsibility.

Annual Cash Incentive Awards

On March 2, 2009, we paid the CEO a cash incentive award of 35% of his annualized base salary and the NEOs cash incentive awards of 35% of their annualized base salaries for 2008 performance. (See the Summary Compensation Table for the amounts of the individual awards.) The amounts of these awards were based upon consideration of the following factors:

  •
  The calculation of the amount available for distribution resulted in potential pools equal to 129% of the CEO's annualized base salary and 129% of the annualized base salaries of the executive officers in the pool. These amounts were based on 8% growth in production, 2nd quartile relative stock price performance and actual cash flow that was 1.26 times forecasted cash flow.

  •
  We reported a net loss of $902 million and our stock price fell by 37%.

In light of the negative developments noted above, the CEO recommended and the Committee and Board concurred that the awards be reduced to 35% of annualized base salary compared to the 129% calculated under our incentive award plan. See Calculation of 2008 Annual Cash Incentive Awards below for the method of the calculation.

For 2008 and prior years, our annual cash incentive award program was designed to encourage the attainment of specific company performance objectives, principally a targeted cash flow, growth in proved reserves and production and better than average stock price performance compared to the companies in the Stock Performance Peer Group. The ability to attain the specific performance objectives assumed our ability to accurately target cash flow and to readily access the capital market and, as a result, to plan for the year's capital investment, which is the principal driver of growth in production and reserves.

At its December 2008 meeting, the Committee addressed the fact that the oil and gas industry is faced with a changed economic environment characterized by volatile and declining commodity prices and uncertainty about access to capital markets. The Committee concluded that at its February 2009 meeting it would decide whether to approve a program that did not establish specific performance targets at the beginning of the year.

At its February 2009 meeting, the Committee determined that, due to volatile and decreasing oil and gas prices, lagging field service cost adjustments, credit availability concerns and the difficulty of accurately forecasting cash flow, the previously adopted formula for calculating the pool for distribution of annual cash incentive awards cannot accurately measure the economic and operational performance of Cimarex for 2009. The Board, upon the Committee's recommendation, approved a more flexible awards program based upon an end-of-the-year assessment of Cimarex's corporate results.

2009 Annual Cash Incentive Award Program. The Commmittee recommended and the Board concurred that incentive award determinations will be based on an overall retrospective evaluation of Cimarex's corporate results, taking into account a wide range of measures and financial and operational results that are not determined until the year has concluded. Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is a possible consideration by the Committee.

The CEO will provide the Committee prior to its February 2010 meeting with a recommendation of the amount of the cash incentive pool, if any, and the recommended amounts of individual cash awards. The CEO will also provide the Committee with information that documents the specific considerations and evaluation of several factors that formed the basis for the award recommendations. The factors to be considered, and in most cases measured, include, but are not limited to:

  •
  oil and gas industry economic and operational conditions

  •
  relative performance compared to peer companies

  •
  2009 cash flow

  •
  the competitive environment

  •
  reserve replacement

  •
  changes in oil and gas production

  •
  cost control and expense management

  •
  personnel safety record and

  •
  environmental and regulatory compliance

Based upon these recommendations and its overall assessment of corporate performance, the Committee will recommend for approval by the Board the CEO's and executive officer annual cash incentive awards.

Following its determination of the 2009 awards, the Committee will determine whether a continuation of this approach for determining annual cash incentive awards is advisable.

Calculation of 2008 Annual Cash Incentive Awards. Under the annual cash incentive award plan in place during 2008 and prior years, a discretionary pool is created for the CEO and a second discretionary pool is created for executive officers (including NEOs) reporting directly to the CEO. The maximum amount of the CEO's pool is 200% of his year-end annualized base salary, and the maximum amount of the officers' pool is 150% of the year-end annualized base salaries of the officers in the pool. The discretionary pools are calculated in accordance with the formula described below. The target for both pools is 100% of year-end annualized base salaries of participants in the pool. The targeted incentive cash bonus is attained when production and proved reserves grow by 5% and relative stock price performance is in the first quartile. The size of the pool is increased or decreased based upon the relationship of actual cash flow to targeted cash flow. The Committee may not award more than the calculated pool but may exercise discretion and award less than the entire amount of the pool.

In December 2007, the Committee determined the levels of achievement for the growth in production and reserve factors and for stock price performance that would be applicable in determining cash incentive awards for 2008. In making these determinations, the Committee considered the size of the reserve base, production levels, past peer group stock price performance, capital budget, forecasted production and reserve volumes, commodity price outlook, industry conditions, competitive outlook, effect on performance motivation, management retention and difficulty in achieving the goals. The factors approved by the Committee were:

Production Growth		Reserve Growth
% Increase	% Earned	% Increase	% Earned
<0%	0%	<0%	0%
0%	30%	0%	30%
1%	40%	1%	40%
2%	50%	2%	50%
3%	65%	3%	65%
4%	80%	4%	80%
6%	120%	5%	100%
7%	140%	6%	120%
8%	160%	7%	140%

Stock Price Performance
Quartile	% Earned
1	100%
2	75%
3	0%
4	0%

In December 2007, the Committee reviewed and approved the following weightings of the production, reserve and stock price performance achievement factors for 2008 cash incentive awards:

Weighting
Production growth	50%
Reserve growth	20%
Stock price	30%

The total incentive pool was adjusted by the relationship of actual 2008 cash flow provided by operations (before changes in operating assets and liabilities) of $1.443 billion to the cash flow forecasted in February 2008 of $1.143 billion, which was based on year-end 2007 monthly contract futures prices for oil and gas on the New York Mercantile Exchange. The forecast also considered other estimates, including production volumes, operating cost structure, financing costs and income taxes.

For 2008, the calculation of the cash incentive pool was as follows:

Performance Factor	Achievement	Performance Factor Earned	Weighting	Weighted Factor
Production growth	8%	160%	50%	80%
Reserve growth	<0%	0%	20%	0%
Stock price	2nd quartile	75%	30%	22.5%
Total:				102.5%
Relationship of actual cash flow to targeted cash flow				126%
Incentive pool as a % of base salaries				129%

As shown on the table above, in 2008 production grew by 8% resulting in a 160% earned production growth factor. Proved reserves (adjusted for asset sales) decreased by 8.8% resulting in a 0% reserve growth factor. During 2008 our relative stock price performance was in the second quartile of comparative performance among the Stock Performance Peer Group, resulting in a 75% factor. Combined with their respective relative weightings, these achievements resulted in an amount equal to 102.5% of base salaries available for distribution to executives. When the amount available for distribution is adjusted by the relationship of 2008 actual cash flow of $1.443 million compared to targeted cash flow of $1.143 million, the result is an incentive pool of 129% of base salaries.

Long-Term Equity Incentive Awards

In December 2005, the Board approved a long-term equity incentive program. The program's objectives are to deliver to each executive a laddered portfolio for vesting of restricted stock awards that provides a retention incentive, facilitates executive stock ownership and aligns the interests of executives with our stockholders.

The program provides for recurring annual awards of restricted stock. One-half of the restricted shares are subject to three-year time of service vesting, and the second half are subject to vesting based on three-year relative stock price performance.

The number of shares that vest based on our relative stock price performance can range from 0% to 100%. For awards granted from January 2006 through January 2008, the Stock Performance Peer Group used to determine relative stock price performance consists of companies in the Dow Jones U.S. Exploration & Production Index. At its December 2008 meeting, the Committee changed the 2009 Stock Performance Peer Group to companies in the S&P 400 and 500 Oil and Gas Exploration Indices. See Comparison Groups above for a list of the companies in this peer group.

The Committee determines relative stock price performance by calculating the percentage difference between the average per share closing price for shares of Cimarex and each company in our Stock Performance Peer Group for the 30 trading days preceding the date of grant and the 30 trading days preceding the third anniversary of the grant. The Committee ranks Cimarex and calculates its relative performance percentile. If our relative stock price performance is 25% or less, no performance-based shares vest. For each relative stock price performance percentile increase above 25%, 2% of the performance-based award vests. For example, assuming an initial award of 15,000 performance-based shares:

Relative Stock Price Performance Percentile	% of Performance-Based Shares Earned	# of Performance-Based Shares Vested
25% or less	0%	0
50%	50%	7,500
75%	100%	15,000

In December of each year, the Committee recommends the number of shares to be awarded the following year. As part of its determination, the Committee compares our total compensation program with the programs of companies in our Compensation Peer Group. The Committee also takes into account that one-half of the shares are "at-risk" and subject to satisfaction of the performance criteria. The Committee determines the number of shares to be awarded to the CEO and the number of shares to be awarded to each other executive officer. Following a team-based management approach, each NEO is awarded the same number of shares.

The following table represents the awards granted to date and the first vesting that occurred on January 2, 2009:

	Grant Date	Time-Based Vesting	Subject to Relative Stock Performance Vesting	Vesting Date	Total Vested
CEO	1/2006	30,000	30,000	1/2009	40,800	(1)
	1/2007	30,000	30,000	1/2010	0
	1/2008	30,000	30,000	1/2011	0
	1/2009	30,000	30,000	1/2012	0
Each NEO	1/2006	15,000	15,000	1/2009	20,400	(1)
	1/2007	15,000	15,000	1/2010	0
	1/2008	15,000	15,000	1/2011	0
	1/2009	15,000	15,000	1/2012	0
(1)
The Compensation Committee certified the calculation of the number of unrestricted shares of stock to be issued to the CEO and the NEOs. Cimarex's relative stock performance was 8th out of 14 companies in the peer group or the 43rd percentile, resulting in each executive receiving 68% of the award (all of the time-vested portion of the award and 36% of the performance-based portion of the award).

2002 Restricted Stock Unit and Option Awards. In December 2002 shortly following our September 2002 reorganization as Cimarex Energy Co., we awarded the CEO and NEOs restricted stock units and stock options. These awards were issued to retain executives and promote stock ownership. The restricted stock units fully vested in December 2007, but are not payable in shares until December 2010. The options fully vested in December 2007. If the CEO or any NEO elects to exercise vested options, he must hold until December 6, 2010 one-half of the shares remaining after delivering shares in payment of the exercise price and net taxes due upon exercise.

 Total Compensation

The Committee periodically reviews total executive compensation. The three elements of compensation – base salary, annual cash incentive awards and long-term equity incentive awards – are the elements included in the Committee's review of total compensation.

In its review of total compensation, the Committee believes that the level of compensation should increase in relation to an officer's increased responsibility. The more senior the job, the more the senior officer can affect results either positively or negatively. For example, our CEO's total annual cash compensation of base salary and an annual cash incentive award is approximately 2.25 times the next highest officer's base salary and annual cash incentive award.

Other Compensation

We do not consider the following compensation as material elements of our executive compensation program because (i) we provide limited perquisites and (ii) benefits available under our 401(k) plan and supplemental savings plan are also available to non-executive employees.

Perquisites

We provide executive officers with limited perquisites. Perquisites that we do provide include a medical expense reimbursement program, athletic and dining club memberships and a financial planning allowance. In 2008, the total cost of perquisites provided to our CEO and NEOs was $27,833.

Retirement Benefits

The CEO and NEOs are eligible to participate in the Cimarex 401(k) defined contribution retirement plan. This plan is open to participation by all Cimarex full-time employees. Under the plan, Cimarex matches dollar-for-dollar employee contributions to the plan up to 5% of the employee's cash compensation, subject to limits imposed by Internal Revenue Service rules. Beginning in 2008, Cimarex increased its matching contribution from 5% to 7%. In December 2007 the Committee elected to activate the profit-sharing contribution feature under the 401(k) Plan and to determine at each meeting following availability of fiscal year-end financial results the amount, if any, of the profit-sharing contribution.

At the Committee's February 2008 meeting, the Committee recommended and the Board authorized a profit-sharing contribution of 3% of the gross pay of eligible participants under the 401(k) Plan. At its February 2009 meeting, based upon 2008 year-end financial results, the Committee recommended and the Board concurred that no profit-sharing contribution would be made under the 401(k) Plan.

Supplemental Savings Plan

We also sponsor a Supplemental Savings Plan, a non-qualified deferred compensation plan that permits participants, including the CEO and NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Service limitations. Participants may defer a maximum of 50% of total annual cash compensation. In 2008, Cimarex matched 100% of the participants' contributions up to 7% of the participant's total annual cash compensation.

Each of the CEO and the NEOs are 100% vested in all matching contributions. Contributions are invested in mutual funds available for investment under the Cimarex 401(k) Plan. The officer selects the funds for investment by providing advisory investment direction to Cimarex.

The Committee administers this plan and designates who may participate in the plan. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than 15 years, as the participant elects. In the event of a change in control, each participant receives a cash lump sum payment of the amount allocated to his/her account as of the last day of the month immediately preceding the date of the change in control. A change in control under the Supplemental Savings Plan is the same as the definition of a "change in control event" in our 2002 Stock Incentive Plan. See Potential Payments upon Termination or Change in Control for a summary of the definition of a "change-in-control event."

Cimarex's matching contributions to the 401(k) Plan and Supplemental Savings Plan are included in footnote 4 to the Summary Compensation Table. Participant and Cimarex contributions to the Supplemental Savings Plan are included in the Nonqualified Deferred Compensation table.

Tax Considerations

Section 162(m) of the Code limits the amount of compensation that the company may deduct on its federal income tax return for compensation paid to certain executive officers to no more than $1 million per year. This limitation does not apply to "qualified performance based" compensation as defined under the federal tax laws if the performance goals are approved by the stockholders and other requirements for deductibility are met. At our 2006 Annual Meeting our stockholders approved performance goals for our restricted stock awards to enable performance-based restricted stock awards to qualify for the exemptions from the deduction limit, provided the other requirements are satisfied.

The Compensation Committee attempts to preserve the deductibility of compensation paid to executive officers but does not limit executive compensation to amounts deductible under Section 162(m).

Internal Pay Equity

The purpose of our internal pay equity program is to ensure that the use of comparisons to assist the Company in establishing competitive pay levels does not result in excessive pay for the CEO relative to other officers. Our internal pay equity guidelines provide that the CEO's base salary should not be more than three times the base salary of the next highest compensated NEO, and the CEO's cash incentive award should not be more than three times the cash incentive award of the next highest cash incentive award. Our Board must approve any deviation from these guidelines. For 2008, our CEO's base salary and annual cash incentive award are consistent with our internal pay equity guidelines.

REPORT OF COMPENSATION AND GOVERNANCE COMMITTEE

The Compensation and Governance Committee oversees Cimarex's executive and director compensation program on behalf of the Board of Directors. The Compensation and Governance Committee reviewed and discussed the Compensation Discussion and Analysis report included in this Proxy Statement with management. Based on its review and discussions, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND GOVERNANCE COMMITTEE L. Paul Teague, Chairman Jerry Box Hans Helmerich David A. Hentschel

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table describes 2008, 2007 and 2006 compensation of our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and the three other most highly compensated executive officers (the "Named Executive Officers" or "NEOs"). Only our CEO has an employment agreement. See Potential Payments Upon Change in Control or Termination for information about his employment agreement.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Comp.(2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.(3)	Total
F.H. Merelli,	2008	$815,000	$–	$1,801,012	$–	$297,000	$–	$159,661	$3,072,673
Chairman, Chief	2007	$744,750	$–	$1,888,670	$643,006	$520,000	$–	$161,603	$3,958,029
Executive Officer, President (CEO)	2006	$667,083	$–	$1,449,726	$690,286	$140,000	$–	$214,088	$3,161,183

Paul Korus	2008	$401,250	$–	$900,506	$–	$147,000	$–	$79,830	$1,528,586
Vice President,	2007	$364,583	$–	$758,190	$138,526	$243,750	$–	$95,642	$1,600,691
Chief Financial	2006	$333,333	$–	$524,730	$148,712	$98,000	$–	$46,699	$1,151,474
Officer, and Treasurer (CFO)

Thomas E. Jorden	2008	$442,584	$–	$900,506	$–	$163,800	$–	$84,749	$1,591,639
Executive Vice	2007	$395,750	$–	$758,190	$138,526	$272,690	$–	$94,780	$1,659,936
President-Exploration	2006	$355,000	$–	$524,730	$148,712	$106,400	$–	$38,923	$1,173,765

Joseph R. Albi	2008	$407,667	$–	$900,506	$–	$150,850	$–	$85,954	$1,544,977
Executive Vice	2007	$364,583	$–	$758,190	$138,526	$251,250	$–	$98,176	$1,610,725
President-Operations	2006	$333,333	$–	$524,730	$148,712	$98,000	$–	$49,340	$1,154,115

Stephen P. Bell	2008	$337,417	$–	$900,506	$–	$124,950	$–	$93,519	$1,456,392
Senior Vice	2007	$301,667	$–	$758,190	$138,526	$238,700	$–	$109,907	$1,546,990
President-Business Development and Land	2006	$279,583	$–	$524,730	$148,712	$81,200	$–	$57,812	$1,092,037
(1)
The dollar amounts reported in this column reflect the expense recognized for financial statement reporting purposes in accordance with SFAS No. 123(R) and thus include amounts from awards granted in and prior to 2008. The assumptions utilized in the calculation of these amounts are set forth in footnote 8 to our consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2008.

(2)
Amount reported for the year earned.

(3)
The following describes all other items of compensation and any perquisite to an executive officer that exceeds $10,000.

Executive Officer	Unused Vacation	Company Contributions to Retirement Plans	Dividends	Tax Reimbursement	Life Insurance Premiums	Total Other Compensation
F. H. Merelli, CEO
2008	$–	$63,613	$93,888	$–	$2,160	$159,661
2007	$–	$50,550	$68,198	$41,295	$1,560	$161,603
2006	$91,537	$47,931	$33,792	$39,678	$1,150	$214,088

Paul Korus
2008	$–	$45,150	$32,520	$–	$2,160	$79,830
2007	$2,706	$30,014	$16,880	$44,482	$1,560	$95,642
2006	$8,358	$29,501	$7,280	$–	$1,560	$46,699

Thomas E. Jorden
2008	$–	$50,069	$32,520	$–	$2,160	$84,749
2007	$–	$31,858	$16,880	$44,482	$1,560	$94,780
2006	$–	$30,083	$7,280	$–	$1,560	$38,923

Joseph R. Albi
2008	$4,341	$31,558	$32,520	$–	$2,160	$85,954	(a)
2007	$8,104	$27,150	$16,880	$44,482	$1,560	$98,176
2006	$–	$40,500	$7,280	$–	$1,560	$49,340

Stephen P. Bell
2008	$17,300	$41,539	$32,520	$–	$2,160	$93,519
2007	$20,087	$26,898	$16,880	$44,482	$1,560	$109,907
2006	$14,279	$34,693	$7,280	$–	$1,560	$57,812
(a)
Mr. Albi's total compensation includes medical reimbursements in the total amount of $15,375. No other executive officer's perquisites exceeded $10,000.

2008 GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan

Our annual cash incentive awards were made from a company performance-based pool. The entire pool is at risk and there is no threshold. The CEO's pool target is 100% of his year-end annualized salary, and his pool is limited to 200% of his salary. Our plan does not provide for individual targets for other executive officers, including the NEOs. Rather our plan provides for a pool target of 100% of combined year-end annualized base salaries of all participants in the pool. The aggregate maximum awards to all participants, including the NEOs, may not exceed 150% of total combined year-end annualized base salaries. See the description of the our annual cash incentive award plan in Compensation Discussion and Analysis, under Elements of Compenstion Program, Annual Cash Incentive Awards.

The following table is presented in compliance with Securities and Exchange Commission regulations. However, the information required by the table is not consistent with the actual terms of our annual cash incentive plan because, except for the CEO, our plan does not provide for individual targets or individual maximum awards. Despite these limitations, the table sets forth target and maximum amounts for the NEOs as if they were determined on an individual basis instead of on a pool-based approach.

The amounts listed in the Target column represent 100% of the year-end annualized base salary. The amounts listed in the Maximum column represent, with respect to the CEO, 200% of his year-end annualized base salary and for each NEO, 150% of his annualized base salary.

	Estimated Future Payouts Under Non-Equity Incentive Plan
Name	Threshhold	Target ($)	Maximum ($)	Actual Award Paid in March 2009 ($)
F. H. Merelli, CEO	$0	$850,000	$1,700,000	$297,000

Paul Korus	$0	$420,000	$630,000	$147,000

Thomas E. Jorden	$0	$468,000	$702,000	$163,800

Joseph R. Albi	$0	$431,000	$646,500	$150,850

Stephen P. Bell	$0	$357,000	$535,500	$124,950

Equity Incentive Plan Awards

The following table provides information regarding the annual awards of restricted stock made to the CEO and other NEOs. See Compensation Discussion and Analysis, Long-Term Equity Incentive Awards for a complete description of these awards.

			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Grant Date	Comp Comm. Grant Date	Threshold(1) (#)	Target(2) (#)	Maximum (#)	Grant Date Fair Value of Stock Perf. Awards ($)
F.H. Merelli, CEO	1/2/08	12/11/07	30,000	40,800	60,000	$1,729,800

Paul Korus	1/2/08	12/11/07	15,000	20,400	30,000	$864,900

Thomas E. Jorden	1/2/08	12/11/07	15,000	20,400	30,000	$864,900

Joseph R. Albi	1/2/08	12/11/07	15,000	20,400	30,000	$864,900

Stephen P. Bell	1/2/08	12/11/07	15,000	20,400	30,000	$864,900

(1)
Represents one-half of the total potential award that vests on the third anniversary of the award, subject to continued service.

(2)
The terms of the performance awards do not specify a targeted number of shares. The number of shares that vest depends on Cimarex's stock price performance relative to its peers and is not computed until the third anniversary of the award. See Long-Term Equity Incentive Awards for the method of computing the number of shares that vest. The actual number of shares that vest is not determinable until January 2, 2012 (the third anniversary of the award). The shares disclosed in this column represent the shares the executive would have been entitled to (based upon December 2008 stock prices), had the award vested on January 2, 2009. Ordinary cash dividends are paid on the shares during the vesting period.

The following table provides information about all outstanding options and unvested stock awards held by the CEO and each NEO as of December 31, 2008:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options				Vested Restricted Stock Units Not Yet Payable(1)		Equity Incentive Plan Awards That Have Not Vested
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	No. of Units (#)	Market Value of Unearned Units(2) ($)	No. of Shares (#)		Market Value of Unearned Shares(2) ($)
F.H. Merelli, CEO	125,000	0	$13.3125	5/25/2010	211,200	$5,655,936	180,000	(3)	$4,820,400
	422,400	0	$16.65	12/06/2012
Paul Korus	0	0		12/06/2012	45,500	$1,218,490	90,000	(3)	$2,410,200
Thomas Jorden	0	0		12/06/2012	45,500	$1,218,490	90,000	(3)	$2,410,200
Joseph Albi	55,800	0	$16.65	12/06/2012	45,500	$1,218,490	90,000	(3)	$2,410,200
Stephen Bell	0	0		12/06/2012	45,500	$1,218,490	90,000	(3)	$2,410,200
(1)
Vested December 6, 2007, but not payable in shares until December 6, 2010

(2)
The amount in this column reflects the closing market price of the stock as of December 31, 2008 ($26.78) times the number of shares reported in the previous column.

(3)
One-third of these shares vests on each of January 3, 2009, January 2, 2010 and January 2, 2011.

The following table provides information about the stock options exercised by our CEO and NEOs during 2008:

2008 OPTION EXERCISES

Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)

F. H. Merelli, CEO	–		$–
Paul Korus	18,200	(1)	$933,387
Thomas E. Jorden	72,800	(1)	$3,717,896
Joseph R. Albi	27,000	(1)	$1,380,780
Stephen P. Bell	91,000	(1)	$3,723,720

(1)
The terms of the Option Agreement require the NEO to retain one-half of the shares remaining after delivering shares in payment of the exercise price and any taxes due upon exercise.

The following table provides information on the Supplemental Savings Plan contributions and earnings for our NEOs in each of the last three fiscal years.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

F. H. Merelli, CEO
2008	$48,113	$48,113	$(100,300)	$–	$400,122
2007	$28,300	$32,550	$27,665	$–	$404,893
2006	$32,931	$36,931	$37,027	$–	$316,850

Paul Korus
2008	$39,681	$29,650	$(21,195)	$–	$139,655
2007	$17,354	$12,014	$8,250	$–	$91,949
2006	$14,501	$18,501	$4,935	$–	$54,505

Thomas E. Jorden
2008	$64,744	$34,569	$9,221	$–	$394,047
2007	$43,882	$13,858	$12,422	$–	$286,014
2006	$30,167	$19,083	$8,767	$–	$216,054

Joseph R. Albi
2008	$16,058	$16,058	$(29,209)	$–	$85,631
2007	$4,900	$9,150	$5,473	$–	$89,327
2006	$25,500	$29,500	$6,192	$–	$69,937

Stephen P. Bell
2008	$27,087	$26,039	$6,374	$–	$265,154
2007	$7,935	$8,898	$5,112	$–	$206,032
2006	$32,485	$23,693	$5,827	$–	$184,216

(1)
The amounts included in this column are also included in the Salary column in the Summary Compensation Table.

(2)
The amounts reported in this column are included in the All Other Compensation column and footnote thereto in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

We do not consider post-termination benefits as a material element of executive compensation because, except for our CEO, NEO post-termination benefits are the same benefits available to all full-time employees. Post-termination benefits are not included in the Compensation Committee's analysis of total compensation.

We are obligated to make certain payments to our CEO and NEOs or to accelerate the vesting of their equity awards upon a change in control, death, disability or termination of employment pursuant to the following plans and agreements:

  •
  change in control severance plan that covers all full-time employees, including the NEOs

  •
  2002 Stock Incentive Plan

  •
  employment agreement with Mr. Merelli

  •
  change in control provisions for the benefit of Messrs. Albi, Bell, Jorden and Korus, as assumed by Cimarex

  •
  Supplemental Savings Plan

We currently do not pay severance benefits or accelerate equity awards upon the retirement of the CEO or other NEOs. Individual performance assessments, compensation arising from our annual compensation program (except to the extent provided in the contractual arrangements described above) and overall wealth accumulation are not factors that affect post-termination benefits.

The following tables provide the estimated compensation and present value of benefits potentially payable to the CEO and each other NEO upon a change in control of Cimarex or termination of employment. The amounts shown assume that the termination or change in control occurred on December 31, 2008. The actual amounts to be paid can only be determined at the time of the executive's actual separation from Cimarex or the occurrence of a change in control. Actual payments may be more or less than the amounts described below. In addition, the company may enter into new arrangements or modify these arrangements, from time to time.

Please see the narrative following the tables below for a discussion of the agreements providing for the payments required upon termination or a change in control.

Potential Payments upon Change in Control

Cimarex is obligated under certain agreements to pay benefits upon a "change in control" event. Cimarex's definition of "change in control" as used in its 2002 Stock Incentive Plan, its Change in Control Severance Plan and the Employment Agreements with each NEO is the same. In summary, a "change-in-control" event means any of the following:

  •
  Acquisition of 30% or more of the shares of our outstanding common stock or the combined voting power of voting securities of Cimarex by an individual or group.

  •
  Members of our Board of Directors cease to constitute a majority of the directors.

  •
  A reorganization, share exchange or merger unless (i) the stockholders prior to the reorganization or merger continue to own more than 40% of the outstanding common stock and combined voting power of the resulting corporation following the reorganization or merger; and (ii) at least a majority of the members of the board of directors of the corporation resulting from the merger or reorganization were members of the board of directors at the time of executing the agreement to reorganize or merge.

  •
  The complete liquidation or dissolution of Cimarex or the sale of all or substantially all of its assets.

The following describes potential payments to the CEO and NEOs in the event of a change-in-control event coupled with termination of employment without cause:

Change in Control – Termination without Cause

Name	Annual Average Cash Compensation(1)	Cash Incentive(2)	Restricted Stock and Stock Units(3)	Options	Employee Benefits(4)	280G Tax Gross Up	Total Benefits
F. H. Merelli, CEO	$2,377,250	$559,180	$2,185,248	$–	$421,680	$–	$5,543,358
Paul Korus	$1,156,583	$273,750	$1,092,624	$–	$321,094	$–	$2,844,051
Thomas E. Jorden	$1,274,824	$297,110	$1,092,624	$–	$321,094	$–	$2,985,652
Joseph R. Albi	$1,174,350	$273,750	$1,092,624	$–	$116,860	$–	$2,657,583
Stephen P. Bell	$1,047,727	$226,300	$1,092,624	$–	$222,818	$–	$2,589,469
(1)
Amount represents two times the annual average compensation (salary and cash incentive bonus) paid to the executive for 2007 and 2008, as provided in the Change in Control Severance Plan.

(2)
Amount represents the average incentive bonus as provided in the Change in Control Severance Plan.

(3)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of our common stock as of December 31, 2008 of $26.78 per share.

(4)
Amounts represent estimated payments under the Supplemental Savings Plan and the estimated value of continued medical, dental, disability and life insurance benefits for two years.

The following is a summary of those agreements that provide for payment to the CEO and the NEOs in the event of a change-in-control event coupled with termination of employment without cause:

Change in Control Severance Plan

Our Change in Control Severance Plan provides for the payment of severance benefits to all active employees in the event of a "change in control." In the event of a change in control, if an employee is terminated for any reason other than "cause" (as defined in the plan) within two years following a change in control, each employee would be entitled to:

  •
  Cash severance payments of up to two years' salary and cash incentive award.

  •
  A pro rata portion of the annual cash incentive bonus award otherwise payable for the year of termination.

  •
  Continued medical, dental, disability and life insurance benefits for two years.

  •
  Additional payments to pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code and related income taxes, interest and penalties.

Assumed Change-in-Control Employment Provisions for Messrs. Albi, Bell, Jorden and Korus

We assumed the change-in-control provisions from the now expired employment agreements between each of Messrs. Albi, Bell, Jorden and Korus and a predecessor company. Each agreement provides that if the executive is terminated without cause following a change-in-control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive's base salary at the time of the change in control. Benefits payable under these agreements are forfeited if the NEO receives benefits under any other change-in-control plan, including the Cimarex Energy Co. Change in Control Severance Plan.

As a practical matter, the "change-in-control" benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated. The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change-in-control event.

Change in Control – No Termination

The following describes potential payments to the CEO and NEOs in the event of a change-in-control event without employment termination:

Name	Restricted Stock and Stock Units(1)	Options	Total Benefits
F. H. Merelli, CEO	$2,185,248	$–	$2,185,248
Paul Korus	$1,092,624	$–	$1,092,624
Thomas E. Jorden	$1,092,624	$–	$1,092,624
Joseph R. Albi	$1,092,624	$–	$1,092,624
Stephen P. Bell	$1,092,624	$–	$1,092,624
(1)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of our common stock as of December 31, 2008 of $26.78 per share.

The Compensation and Governance Committee has the authority to accelerate vesting of any award made under our 2002 Stock Incentive Plan. The Committee has authorized acceleration of vesting in the event of a change in control in all equity award agreements.

Potential Payments upon Termination – No Change in Control

Potential Payments upon Death or Disability

Name	Severance(1)	Cash Incentive(1)	Restricted Stock and Stock Unit(2)	Options	Employee Benefits(3)	Total Benefits
F. H. Merelli, CEO	$1,700,000	$297,000	$2,185,248	$–	$400,122	$4,582,370
Paul Korus	$–	$–	$1,092,624	$–	$139,655	$1,232,279
Thomas E. Jorden	$–	$–	$1,092,624	$–	$394,047	$1,486,671
Joseph R. Albi	$–	$–	$1,092,624	$–	$85,630	$1,178,254
Stephen P. Bell	$–	$–	$1,092,624	$–	$265,154	$1,357,778
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2008, and the maximum cash incentive award that could have been earned by Mr. Merelli for 2008 services.

(2)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of our common stock as of December 31, 2008 of $26.78 per share.

(3)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

Mr. Merelli or his heirs are entitled under his employment agreement to 24 months of his base salary and incentive compensation in the event of his death or disability.

The Committee has authorized acceleration of vesting of all equity awards in the event of death or disability. Benefits under the Supplemental Savings Plan are paid upon death or disability.

Potential Payments upon Termination Without Cause

Name	Severance		Cash Incentive		Employee Benefits(2)	Total Benefits
F. H. Merelli, CEO	$1,700,000	(1)	$297,000	(1)	$400,122	$2,397,122
Paul Korus	$–		$–		$139,655	$139,655
Thomas E. Jorden	$–		$–		$394,047	$394,047
Joseph R. Albi	$–		$–		$85,630	$85,630
Stephen P. Bell	$–		$–		$265,154	$265,154
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2008, and the maximum cash incentive award that could have been earned by Mr. Merelli for 2008 services.

(2)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

In September 2002 we assumed Mr. Merelli's employment agreement from a predecessor company. His agreement is for an indefinite term. The agreement provides that if Mr. Merelli's employment is terminated because of (i) death or disability or (ii) without cause, he is entitled to continuation of his base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan. "Without cause" includes a resignation by Mr. Merelli upon a change in his place of employment from Denver, Colorado without his consent. Mr. Merelli agreed not to reveal any trade secret or confidence and to surrender all information containing trade secrets or confidences. The confidentiality requirements of his employment agreement survive for three years following termination of employment.

Benefits under the Supplemental Savings Plan are payable to each NEO upon termination of employment.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Cimarex has one class of voting securities outstanding. On March 24, 2009, there were 83,319,457 shares of common stock outstanding, with each share entitled to one vote.

Beneficial Ownership by Executive Officers and Directors

The following table shows, as of March 24, 2009, the number of shares of common stock "beneficially owned," as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the Named Officers, the directors, and all executive officers and directors, as a group:

Name of Beneficial Owner	Shares Owned(1)		Option Shares(2)	Beneficial Ownership Total	Percent of Class
Named Officers
F.H. Merelli (also director)	597,869		547,400	1,145,269	1%
Joseph R. Albi	116,334		55,800	172,134	<1%
Stephen P. Bell	144,395		0	144,395	<1%
Thomas E. Jorden	130,747		0	130,747	<1%
Paul Korus	118,589		0	118,589	<1%
Directors
Jerry Box	12,433		–	12,433	<1%
Hans Helmerich	82,445	(3)	10,000	92,445	<1%
David A. Hentschel	12,817		10,000	22,817	<1%
Paul D. Holleman	11,479		20,000	31,479	<1%
Harold R. Logan, Jr.	0		–	0	0%
Monroe W. Robertson	10,394		–	10,394	<1%
Michael J. Sullivan	8,012		10,000	18,012	<1%
L. Paul Teague	51,714		10,000	61,714	<1%
All executive officers and directors as a group (17 persons)	1,531,545		687,200	2,218,745	3%
(1)
Includes restricted stock, direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan. Does not include restricted stock units held by executive officers or deferred compensation units held by some directors. See Equity-Related Interests table below.

(2)
Shares of common stock that could be purchased by the exercise of vested stock options within the 60-day period following March 24, 2009 under the Cimarex Energy Co. 2002 Stock Incentive Plan.

(3)
Includes 7,865 shares held for various trusts for immediate family members of which Mr. Helmerich is trustee and 1,072 shares held by a family trust of which Mr. Helmerich is a co-trustee. Also includes 11,450 shares owned by Mr. Helmerich's wife, 5,545 shares held by Mr. Helmerich's son and 4,140 shares held by Mr. Helmerich's daughter; Mr. Helmerich disclaims beneficial ownership of these shares.

 Beneficial Owners of More than Five Percent

Third Avenue Management LLC is the only stockholder who beneficially owns five percent or more of our outstanding shares of common stock. The following table provides information regarding its stock ownership and is based on its filing with the Securities and Exchange Commission.

	Voting Authority		Dispositive Authority
					Total Amount of Beneficial Ownership
						Percent of Class
Name and Address	Sole	Shared	Sole	Shared
Third Avenue Management LLC 622 Third Avenue New York, NY 10017	6,871,780	0	6,979,905	0	6,979,905	8.38%

Equity and Equity-Related Interests Held by Executive Officers and Directors

The following table shows, as of March 24, 2009, vested and unvested equity interests and common stock held by each of the executive officers set forth in the Summary Compensation Table, the directors and all of the executive officers and directors as a group:

	Unvested Restricted Stock(1)(2)	Common Stock with Hold(3)	Restricted Stock Units/Deferred Comp Units(4)(5)		Shares Underlying Stock Options		401(k)	Common Stock	Total
			Vested	Unvested	Vested	Unvested
Named Officers
F. H. Merelli (also director)	180,000	–	211,200	0	547,400	0	16,437	401,432	1,356,469
Joseph R. Albi	90,000	7,460	45,500	0	55,800	0	5,490	12,584	216,834
Stephen P. Bell	90,000	19,055	45,500	0	0	0	0	35,340	189,895
Thomas E. Jorden	90,000	19,896	45,500	0	0	0	8,967	11,884	176,247
Paul Korus	90,000	16,805	45,500	0	0	0	0	11,784	164,089
Directors
Jerry Box	4,479	–	–	–	–	–	–	7,954	12,433
Hans Helmerich	–	–	4,359	4,479	10,000	0	–	82,445	101,283
David A. Hentschel	4,479	–	–	–	10,000	0	–	8,338	22,817
Paul D. Holleman	4,479	–	–	–	20,000	0	–	7,000	31,479
Harold R. Logan, Jr.	—	—	—	—	—	—	—	0	0
Monroe W. Robertson	4,479	–	–	–	–	–	–	5,915	10,394
Michael J. Sullivan	–	–	826	4,779	10,000	0	–	8,012	23,317
L. Paul Teague	4,479	–	1,829	–	10,000	0	–	47,235	63,543
All executive officers & directors as a group (17 persons)	753,145	80,418	469,714	13,958	687,200	0	34,319	660,863	2,701,617
(1)
The restricted stock held by the executive officers is subject to three-year cliff vesting and the satisfaction of performance goals. See Compensation Discussion and Analysis, Elements of Cimarex Executive Compensation Program, Long-Term Incentive Awards in this proxy statement.

(2)
The restricted stock held by the directors vests in three equal annual installments, beginning with the first anniversary from the grant date.

(3)
Represents shares acquired upon the exercise of an option that must be held until December 6, 2010. The terms of the options require that, upon exercise, the holder is required to retain 50% of the profit shares for eights years from the date of grant (December 6, 2010).

(4)
The restricted stock units vest five years from the date of grant and are payable in shares of common stock on the eighth anniversary of the date of grant.

(5)
The deferred compensation units held by certain directors vest in three equal annual installments and represent the right to receive one share of Cimarex common stock at the time provided in the director's deferred compensation election.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Policy for Approval of Audit, Audit-Related and Tax Services

The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the SEC may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described below and the related fees were pre-approved by the Audit Committee in 2006 and 2007.

Fees

The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2008		2007
Audit Fees	$1,016,500		$975,500
Audit-Related Fees	$0		$282,100
Tax Fees	$259,160	(1)	$472,212
All Other Fees	$0		$0
(1)
Includes review of federal and state tax returns and compliance issues.

Report of Audit Committee

The Audit Committee on behalf of the Board of Directors oversees (i) the quality of the Company's financial reporting; (ii) the independent auditor's qualifications and independence; and (iii) the performance of the Company's internal auditors and independent auditor. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cimarex.com.

Management is responsible for the Company's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and uses internal audit to assist with these responsibilities.

The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2008 and met with both management and KPMG, Cimarex's independent registered public accounting firm, to discuss those financial statements and the effectiveness Cimarex's internal control over financial reporting. In addition, we have received from KPMG the communication required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

THE AUDIT COMMITTEE* Monroe W. Robertson, Chairman Paul D. Holleman Michael J. Sullivan
*
Mr. Logan was appointed to the Audit Committee on March 20, 2009. He did not participate in the review of the materials discussed in this Report.

OTHER MATTERS

Transactions with Related Persons

The Compensation and Governance Committee charter provides that the Committee will annually review, report and make recommendations to the Board regarding related party transactions required to be disclosed pursuant to SEC regulations for potential conflict of interest situations and any relationships that may adversely affect the independent judgment of a director. Our Code of Business Conduct also provides that the Board will review potential conflicts of interest and determine independence of board members. See Corporate Governance, Independence of Board Members.

Hans Helmerich, a director of Cimarex, is the president, chief executive officer, a director and less than 2% stockholder of Helmerich & Payne, Inc. During Helmerich & Payne's fiscal year ended September 30, 2008, we contracted for drilling rigs and services with Helmerich & Payne, Inc. in arms' length transactions and as part of our ordinary course of business in the same manner as we obtain services from other companies that provide similar services. From October 1, 2007 through September 30, 2008, we paid Helmerich & Payne, Inc. $34,337,533 for drilling rigs and services, which represented less than 2% of Helmerich & Payne, Inc.'s gross revenues. The Board of Directors is not involved in the selection and award of contract drilling services. Our Board by resolution concluded that (i) the transactions with Helmerich & Payne, Inc. are proper and are not material when compared to our total drilling costs, (ii) Mr. Helmerich does not have a material interest in the transactions and (iii) his relationship with Helmerich & Payne, Inc. does not interfere with his independent business judgment while serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2008, except a report for Hans Helmerich, a director, relating to the sale of 10,000 shares, was filed late.

 Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding non-management director or with our non-management directors as a group, also may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

CIMAREX ENERGY CO.

VOTE BY INTERNET OR TELEPHONE
QUICK *** EASY *** IMMEDIATE

As a stockholder of Cimarex Energy Co., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 19, 2009.

[Computer Icon]		[Phone Icon]		[Mail Icon]
Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537		Vote Your Proxy by mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒
The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	Election of three Class I directors:
		FOR	AGAINST	ABSTAIN
	(01) Jerry Box	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(02) Paul D. Holleman	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(03) Michael J. Sullivan	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Ratify appointment of KPMG LLP as independent auditors for 2009.	☐	☐	☐
IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

Label Area 4" × 1 1/2"
PRINT AUTHORIZATION	(THIS BOXED AREA DOES NOT PRINT)
To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.
SIGNATURE:	DATE:	TIME:

Registered Quantity	Broker Quantity

Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes ☐

UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS	COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2009.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give title as such.

YOUR VOTE IS IMPORTANT TO US.

PLEASE CAST YOUR VOTE TODAY.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

        The undersigned appoints F.H. Merelli and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders to be held May 20, 2009, or any adjournment thereof.

        For participants in the Cimarex 401(k) Plans, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 18, 2009, the Plan's Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

(Continued, and to be marked, dated and signed, on the reverse side)